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                   [SECURITY FIRST TECHNOLOGIES LETTERHEAD]


September 23, 1999

Gregg Freishtat
C/o VerticalOne Corporation
Two Concourse Parkway
Atlanta, GA 30328

This letter is written in contemplation of the proposed acquisition of your current employer, VerticalOne Corporation ("VerticalOne"), by Security First Technologies Corporation ("S1"). The proposed employment contemplated by this letter is conditioned upon, and will only take effect in the event that, S1 completes its acquisition of VerticalOne and you remain, at the time the acquisition is completed, an employee in good standing with VerticalOne. If either of those conditions does not exist, this letter will have no force or effect.

It is my pleasure to advise you that if the conditions described above are met, on the closing date of the merger, S1 is prepared to continue your employment with VerticalOne on the same basis as your employment with VerticalOne on that date. Accordingly, upon consummation of the proposed acquisition, you will continue to have the same title and reporting structure that you have as of the date of closing, and your existing options to purchase shares of Common Stock of VerticalOne will be honored as options to purchase shares of S1 Common Stock (subject only to changes in the number of shares and option price based on the S1/VerticalOne exchange ratio set forth in the merger agreement). Your base salary (which is paid by S1 on a bimonthly basis on the 15th and 30th of each month) will also remain the same.

Our present intention is to consolidate all of S1's employee benefit programs into a single parent company program on or about January 1, 2000. Accordingly, if we complete that effort on schedule and if the merger is consummated on or before January 1, 2000, at that time, you would be entitled to receive the same benefits afforded to all employees of S1. Until that time, your VerticalOne benefits would remain in effect. S1's benefits package is quite comprehensive and includes a variety of coverage (life insurance, medical and dental benefits, and 401K plan).

In addition to retaining the options you have been granted to date by VerticalOne, based on the recommendation of Greg Freishtat, the CEO of VerticalOne, S1 will grant you stock options to purchase 300,000 shares of Common Stock of S1 at an exercise price equal to the lesser of the fair market value of a share of S1 Common Stock on the date of execution of the merger agreement or the date of closing. These options will vest 25% annually, with the first vesting date being the anniversary of the closing date of the merger. Consistent with your prior discussions with S1's management, the option agreement from S1 and the option agreement resulting from the conversion of VerticalOne options into S1 options will each reflect that 50% of your unvested options will accelerate and become exercisable as of the effective date of any "change of control" of S1.

In consideration of this offer of employment, to the extent that you hold shares of VerticalOne Common Stock on the closing date, you hereby agree with S1 not to offer, sell, transfer or otherwise dispose of (collectively, "transfer") any shares of S1 Common Stock received upon conversion of such outstanding shares of VerticalOne Common Stock pursuant to the merger agreement except as follows: 33% of the S1 Common Stock received may be sold six months after the closing date of the merger; 66%, 12 months after the closing date; and 100%, 18 months after the closing date. These lock-up restrictions will lapse in the event your employment with VerticalOne is terminated after the merger with S1 "without cause," as defined below. In addition, by accepting this offer, you
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acknowledge that the proposed draft Employment Agreement between you and
VerticalOne ostensibly dated June 18, 1999, was never entered into, and you agree not to assert any rights thereunder against VerticalOne or S1 in the event the merger with S1 is consummated.

For purposes of this agreement, the term "without cause" shall be defined to mean termination of your employment over the objection of VerticalOne's chief executive officer, as contemplated by Section 6.6(b) of the merger agreement. In the event of your termination without cause, in addition to the rights set forth above, you will be entitled to 90 days severance pay and accelerated vesting with respect to the unvested portion of your remaining options that vests within one year of the date of termination.

As noted above, this agreement is contingent upon the successful completion of the merger and your status as an employee of VerticalOne in good standing at that time. S1 agrees not to revoke this offer for any reason while the merger is pending.

We are excited at the prospect of having you and your colleagues at VerticalOne join the S1 family and become key members of our team! Our success as a Company hinges on the people who make up the team, and we believe you will add significant value to our efforts. We look forward to working with you. Our objective is to build and maintain an organization of exceptional people, and to create an environment that enables each individual to realize his/her maximum potential. Toward this end, your employment with S1 is voluntarily entered into, and you are free to resign at any time for any reason. Similarly, the Company reserves the right to terminate the employment relationship at any time for any reason. While we hope that our relationship will be long and beneficial, the Company can give no guarantee or contract, either expressed or implied, of continued employment.

We are looking forward to working with you and having you begin your employment with us as soon as the merger is consummated. You may be required to attend an orientation session sometime during your first week with S1 to familiarize you with our benefits programs and finalize paperwork as part of the employment process. In the meantime, if you have any questions regarding benefits or employment issues, please don't hesitate to contact me directly at (404) 812-6200. I would be happy to address any issues or concerns you may have at any time.

Sincerely,

/s/ JAMES S. MAHAN
James S. Mahan, III
Chairman and CEO
Security First Technologies Corporation

Please indicate your acceptance of this offer, contingent upon consummation of the merger agreement, by signing below and returning the original to Human Resources.

          [SIG]                                          Oct 99
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Accepted                                                  Date